SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A12G

             General Form For Registration of Securities Pursuant to Sections 12(b) or (g) of the Securities Exchange Act of 1934

                       RENEGADE VENTURE (NEV.) CORPORATION
                 -----------------------------------------------
               (Exact name of registrant as specified in charter)

             Nevada                                            84-1108499
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   (State or other jurisdiction                             (I.R.S. Employer
 of incorporation or organization)                        Identification Number)


 90 Madison Street, Suite 707, Denver, Colorado                  80206
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   (Address of Principal Executive Offices)                   (Zip Code)

                                 (303) 355-3000
               --------------------------------------------------
              (Registrant's telephone number, including area code)

[ ] If this form relates to the registration of a class of debt securities and is effective pursuant to General Instruction A.(c)(1), check this box.

[ ] If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), check this box.

[ ] If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check this box.

[X] If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check this box.

  Securities Act registration statement file number to which this form relates:
                                   33-30476-D

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        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

        Title of each Class                    Name of each exchange on which
        to be so registered                    each class is to be registered

              NONE                                         NONE
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        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                          Common Stock, $.001 Par Value
                         ------------------------------
                                 Title of Class

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Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Pursuant to this registration statement, RENEGADE VENTURE (NEV.) CORPORATION ("Company") is registering under Section 12(g) of the Securities Exchange Act of 1934, as amended, its common stock, par value $.001 per share ("Common Stock" or "Common Shares"). The Company's certificate of incorporation authorizes the issuance of 50,000,000 shares of Common Stock.

     The holders of Common Shares are entitled to one vote for each share held. The election of directors, removal of any director or the entire Board of Directors, and any other action to be taken by the Company's shareholders requires only a majority of the votes cast, except where law or the articles of incorporation require a different vote. However, certain matters require the affirmative vote of a majority of the total voting power for approval, including
(i) repeal of the certificate of incorporation in its entirety, (ii) shareholder amendment of the bylaws, (iii) amendment, repeal or adoption of any provision inconsistent with provisions in the articles of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders.

     Common Shares do not carry cumulative voting rights, thus holders of more than 50% of the Common Shares have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Shares are not entitled to preemptive rights, and the Common Shares are not subject to redemption.

     The Company's bylaws provide for a board of not less than one (1) and not more than seven (7) directors, and the number has been fixed at three (3) by the Board of Directors, all of whom are elected for one-year terms at the annual meeting of shareholders. A special meeting of shareholders may be called by the Chairman of the Board, the President, a majority of the Board of Directors, or shareholders owning in the aggregate 10% or more of the Common Shares. Holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in the Company's assets legally available for distribution to its shareholders after payment of liquidation preference and outstanding redemption rights (if any) on any preferred shares outstanding and are not subject to further calls or assessments.

DIVIDENDS

     No dividends have been paid to date on any shares of the Company's capital stock, and the Company does not anticipate that any dividends will be declared or paid in the near future. Management intends that earnings, if any, in the future will be used for operational purposes.

Item 2. EXHIBITS.

     The following exhibits, required by paragraph I. of the "Instructions as to Exhibits" which are part of Form 8-A, are listed below and either attached hereto or incorporated by reference to another registration statement, report or document, as indicated.

   1(a)    Specimen common stock certificate ............................      1

   2(a)    Certificate  of   Incorporation   of  Renegade   Venture  (Nev.)
           Corporation, incorporated by reference to Exhibit 3.1 to Form 8-K dated September 22, 1997.

   2(b) Bylaws of Renegade Venture (Nev.) Corporation, incorporated by reference to Exhibit 3.2 to Form 8-K dated September 22, 1997.

           1 - Included as part of this registration statement.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

DATED: December 8, 1999
                                            RENEGADE VENTURE (NEV.) CORPORATION






                                            By:  /s/  Randy J. Sasaki
                                                 -------------------------------
                                                 Randy J. Sasaki, President and
                                                 Chief Executive Officer

                                  Exhibit 1(a)

                        SPECIMEN COMMON STOCK CERTIFICATE

                       RENEGADE VENTURE (NEV.) CORPORATION
                 Organized under the laws of the State of Nevada

     Common Stock, $.001 Par Value

Number____                                                            Shares____

THIS CERTIFIES that

is the registered owner of

fully paid and non-assessable shares of common stock, $.001 par value, of RENEGADE VENTURE (NEV.) CORPORATION, a Nevada corporation, transferable on the books of the Corporation by the registered holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Corporation's Articles of Incorporation and all amendments thereto (copies of which are on file with the Transfer Agent and in the office of the Secretary of State of Nevada) to all of which the holder, by acceptance hereof, assents. This Certificate is not valid unless countersigned by the Transfer Agent.

         WITNESS the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

Dated:

By:                                  (SEAL)          By:
   --------------------------                            -----------------------
         President                                               Secretary

Countersigned and Registered:

TRANSFER AGENT:

By:
    ------------------
    Authorized Officer

[Reverse side]            RENEGADE VENTURE (NEV.) CORPORATION

     The Corporation is authorized to issue shares of more than one class, namely 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Pursuant to the Nevada General Corporation Law, the Corporation will furnish to any shareholder upon request (addressed to the attention of the Company Secretary) and without charge a full statement of the designations, preferences, limitations and relative rights of the shares of each class authorized to be issued by the Corporation and of variations in the relative rights and preferences between the shares of each series of preferred stock of the Corporation insofar as any such series has been fixed and determined, and a statement of the authority of the Board of Directors of the Corporation to fix and determine the relative rights and preferences of subsequent series of preferred stock.

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:


TEN COM - as tenants in common               UNIF GIFT MIN ACT -
TEN ENT - as tenants by the
          entireties                         _____________Custodian__________
JT TEN  - as joint tenants with                   (Cust)             (Minor)
               right of survivorship            under Uniform Gifts to Minors
               and not as tenants           Act ____________________________
               in common and not as                      (State)
               community property

FOR VALUE RECEIVED_________________________________________ hereby sell, assign and transfer to

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(Please Insert Social Security or Other Identifying Number of Assignee
________________)


Please print of type name and address of assignee
___________________________________________________ _______ Shares of the Common
Stock represented by the within certificate and do hereby constitute and appoint________________________________ Attorney to transfer the said stock on the books of the Corporation, with full power of substitution.

DATED_______________, 19__

SIGNATURE GUARANTEED:       The signature(s) to this assignment must correspon
                            with the name(s) as written upon the face of this certificate in every particular, without any alteration or enlargement, or any other change whatever. Each signature(s) must be guaranteed by a bank, trust company or other eligible guarantor institution that is a member of an approved signature guarantee medallion program pursuant to SEC Rule 17Ad-15.